                                                                   EXHIBIT 12.01


                                  INTUIT INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                               Ten                                             Six
                                                 Year         Months                Years Ended               Months
                                                 Ended        Ended                   July 31,                Ended
                                               Sept. 30,     July 31,     -------------------------------    Jan. 31,
                                                  1993         1994         1995        1996       1997        1998
                                               ---------    ---------     --------    --------    -------    --------
(In thousands, except ratios)

Earnings:
  Income (loss) from continuing operations
    before income taxes .....................   $14,770     $(181,493)    $(20,000)     $1,870     $ 9,809    $48,618
  Fixed charges .............................     1,056           934        3,278       4,828       5,395      2,931
                                                -------     ---------     --------      ------     -------    -------
    Total ...................................   $15,826     $(180,559)    $(16,722)     $6,698     $15,204    $51,549
                                                =======     =========     ========      ======     =======    =======

Fixed charges:
  Interest expense ..........................   $    79     $       8     $    232      $  305     $   652    $   234
  Portion of rent deemed representative
    of interest .............................       977           926        3,046       4,523       4,743      2,463
                                                -------     ---------     --------      ------     -------    -------
    Total ...................................   $ 1,056     $     934     $  3,278      $4,828     $ 5,395    $ 2,931
                                                =======     =========     ========      ======     =======    =======

Ratio of earnings to fixed charges ..........     14.99            (1)          (2)         (3)       2.82      17.59
                                                =======     =========     ========      ======     =======    =======

--------------
(1) Earnings were inadequate to cover fixed charges by $181,493.
(2) Earnings were inadequate to cover fixed charges by $20,000.
(3) Earnings were inadequate to cover fixed charges by $1,870.